NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Chet Mehta, 603-929-2260
E-mail: Gia.Oei@fishersci.com	E-mail: Chet.Mehta@fishersci.com

Fisher Scientific to Issue $500 Million of Senior Subordinated Notes

HAMPTON, N.H., June 27, 2005 — Fisher Scientific International Inc. (NYSE: FSH) intends to issue $500 million in aggregate principal amount of senior subordinated notes due 2015. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States under Regulation S of the Securities Act. The interest rate, offering price, ultimate aggregate principal amount and other terms of the notes are to be determined.

     The company intends to use the proceeds from the issue to fund a tender offer for its 8 percent senior subordinated notes due 2013, which will reduce the average cost of its debt and extend maturities. The company is intending to offer to purchase the 8 percent notes at a price per $1,000 principal amount based on the sum of (1) the present value of $1,040, the redemption price on Sept.1, 2008, and (2) the present value of the scheduled interest payments through Sept. 1, 2008. The present value will be calculated using a discount rate equal to a fixed spread of 50 basis points over the yield of the 3 3/4 percent U.S. Treasury Note due May 15, 2008. The company intends to use any remaining proceeds from the issue for general corporate purposes.

     The notes to be offered are expected to settle on or about July 15, 2005.

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Fisher Issues $500 Million of Senior Subordinated Notes — 2

     The notes to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act.

Forward-looking Statements
This announcement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements are based on current expectations and projections about future events. No assurances can be given that Fisher Scientific’s assumptions and expectations will prove to have been correct, and actual results could vary materially from these assumptions and expectations. Important factors that could cause actual results to differ materially from the results predicted include challenges presented by our acquisitions; economic and political risks related to our international operations; changes in the healthcare industry; the impact of government regulation; dependence on our customers’ research and development efforts; and changes or disruptions in our relationships with our customers, suppliers and key employees, together with other potential risks and uncertainties, all of which are detailed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Fisher Scientific’s annual reports on Form 10-K and its other filings with the Securities and Exchange Commission. Copies of such reports are available on Fisher Scientific’s Web site at www.fisherscientific.com and on the SEC’s Web site at www.sec.gov. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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